Exhibit 107

Calculation of Filing Fee Table

Form S-1

(Form Type)

Richtech Robotics Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Share	Maximum Aggregate Offering Price(1)(2)		Fee Rate	Amount of Registration Fee		Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class B Common Stock	457(o)	-	-	$1,000,002.15	(3)	0.00014760	$147.60		-	-	-	-
	Other	Pre-funded Warrants to purchase Class B Common Stock(3)	457(g)	-	-		(3)	-		(3)(4)	-	-	-	-
	Equity	Class B Common Stock underlying the Pre-Funded Warrants (3)	457(o)	-	-	-		-		(3)	-	-	-	-
	Other	Warrants to purchase Class B Common Stock	457(g)	-	-	-		-		(4)	-	-	-	-
	Equity	Class B Common Stock underlying the Warrants	457(o)	-	-	$1,000,002.15		0.00014760	$147.60		-	-	-	-
	Other	Placement Agent Warrants to purchase Class A Common Stock	457(g)	-	-	-		-		(4)	-	-	-	-
	Equity	Class A Common Stock underlying the Placement Agent Warrants	457(o)	-	-	$87,500.15	(5)	0.00014760	$12.92		-	-	-	-

Fees Previously Paid	-	-	-	-	-	-		-	-
Carry Forward Securities
Carry Forward Securities	-	-	-	-		-		-	-		-	-	-	-
	Total Offering Amounts								$308.12
	Total Fees Previously Paid								0
	Total Fee Offsets								-
	Net Fee Due								$308.12

(1)	Estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Pursuant to Rule 416(a) of the Securities Act there are also being registered an indeterminable number of additional securities as may be issued to prevent dilution resulting from stock splits, stock dividends or similar transactions.

(3)	The proposed maximum aggregate offering price of the Class B common stock to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any pre-funded warrants issued in the offering, and the proposed maximum aggregate offering price of the pre-funded warrants to be issued in the offering will be reduced on a dollar-for-dollar basis based on the offering price of any Class B common stock issued in the offering. Accordingly, the proposed maximum aggregate offering price of the additional shares of Class B common stock and pre-funded warrants (including the Class B common stock issuable upon exercise of the pre-funded warrants), if any, is $1,000,002.15.

(4)	No separate registration fee is payable pursuant to Rule 457(g) under the Securities Act.

(5)	As estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rule 457(o) under the Securities Act, the proposed maximum aggregate offering price of the shares of Class B common stock underlying the additional placement agent warrants is $87,500.15, which is equal to 7.0% of the proposed maximum aggregate offering price of the additional shares of Class B common stock to be sold in the offering, at an exercise price equal to 125% of the combined public offering price per share of Class B common stock and accompanying warrant.